UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2005

MULTICELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16354	52-1412493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 George Washington Highway Lincoln, Rhode Island 02865
(Address of principal executive offices, including zip code)

(401) 333-0610
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On September 7, 2005, Astral Therapeutics, Inc., a wholly-owned subsidiary of MultiCell Technologies, Inc. ("MultiCell") and to be re-named MultiCell Immunotherapeutics, Inc. ("Sub") entered into an Asset Contribution Agreement with MultiCell, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral," and together with Alliance, "Transferors"). Pursuant to the Asset Contribution Agreement, Sub issued 490,000 shares of Sub's Common Stock to Alliance in consideration for the acquisition by Sub of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' Astral business (the "Acquisition"). The intellectual property being acquired by Sub includes ten United States and 20 foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of type 1 diabetes, T-cell tolerance, Toll-like receptor technology, dendritic cells, dsRNA technology, and immunosuppression. The 490,000 shares of Sub's Common Stock represent 49% of the outstanding shares of Sub as of the closing of the transaction. As part of the Acquisition, MultiCell has guaranteed the obligations of Sub to assume the liabilities therein. A copy of the Asset Contribution Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release announcing the Acquisition is filed herewith as Exhibit 99.1.

Prior to the closing of the Acquisition, Stephen Chang, a director and the President of MultiCell, served as the President and Chief Executive Officer of Astral. As part of Sub's assumption of certain liabilities of Transferors, Sub assumed liabilities owed by Astral to Mr. Chang in the amount of $200,000. The $200,000 assumed by Sub will be paid to Mr. Chang over time as determined by the board of directors of MultiCell, with Mr. Chang abstaining from voting therein. In addition, Sub hired two scientists of Astral as part of the Acquisition.

The Acquisition closed on September 7, 2005, the date of execution of the Asset Contribution Agreement.

Immediately following the closing of the Acquisition, Sub will sell and issue 500,000 shares of Sub's Series A Preferred Stock to MultiCell pursuant to a Series A Preferred Stock Purchase Agreement (the "Series A Financing"). In consideration for Sub's issuance of shares of Series A Preferred Stock, MultiCell will (a) pay to Sub cash in the amount of $1,000,000, and (b) issue a secured promissory note to Sub in the amount of $1,000,000 (the "Note"). The Note will bear interest at an annual rate of 5% and may be prepaid without penalty by MultiCell at any time. The Note will be secured by 250,000 of the shares of Series A Preferred Stock held by MultiCell and is payable in the amount of $250,000 plus interest at the end of each three-month period following the issuance of such Note. Following the Series A Financing, MultiCell will hold approximately 67% of the outstanding shares (on an as-converted basis) of Sub and Alliance will hold the remaining approximately 33%. Following the Acquisition and the Financing, the board of directors of Sub shall consist of three members as follows: (a) W. Gerald Newmin, MultiCell's Chief Executive Officer, (b) Stephen Chang, MultiCell's President, and (c) Duane Roth, Alliance's Chief Executive Officer.

Simultaneously with the execution of the Asset Contribution Agreement, MultiCell entered into an IP Agreement and Release (the "IP Agreement") with Mixture Sciences, Inc. ("Mixture") and Astral. Pursuant to the IP Agreement, Mixture assigned to Sub certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, MultiCell (a) paid $100,000 to Mixture, and (b) issued to Mixture a Warrant to purchase up to 400,000 shares of MultiCell's Common Stock. The first 200,000 shares underlying the Warrant may be exercised by Mixture commencing six months following the issue date of the Warrant at an exercise price per share of $1.20 per share. The second 200,000 shares underlying the Warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of MultiCell prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The Warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control of MultiCell. MultiCell has granted customary "piggy-back" registration rights with respect to the Warrant and the shares exercisable thereunder. A copy of the Warrant is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

MultiCell and Sub closed the Acquisition on September 7, 2005, the date of execution of the Asset Contribution Agreement. A description of the transaction is set forth above in Item 1.01 and is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Immediately following the closing of the Acquisition and in connection with the Series A Financing, MultiCell will issue the Note to Sub. A description of the Note is set forth above in Item 1.01 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

  (a)   Financial Statements of Business Acquired
        Not applicable.

  (b)   Pro Forma Financial Information
        Not applicable.

  (c)   Exhibits

2.1	Asset Contribution Agreement dated September 7, 2005 by and among MultiCell Technologies, Inc., Astral Therapeutics, Inc., Alliance Pharmaceutical Corp., and Astral, Inc.
4.1	Warrant to Purchase Common Stock dated September 7, 2005 issued by MultiCell Technologies, Inc. to Mixture Sciences, Inc.
99.1	Press release dated September 7, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

	By:	/s/ W. Gerald Newmin

W. Gerald Newmin Chief Executive Officer

Date: September 7, 2005